================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ________________

                                    FORM 8-K

                                 CURRENT REPORT
                                  PURSUANT TO
                           SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

         DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) MARCH 9, 1998

                                ________________

                            POOL ENERGY SERVICES CO.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                  TEXAS                                          0-18437
(STATE OR OTHER JURISDICTION OF INCORPORATION)          (COMMISSION FILE NUMBER)


                                 76-0263755
                   (I.R.S. EMPLOYER IDENTIFICATION NUMBER)


                            10375 RICHMOND AVENUE
                            HOUSTON, TEXAS  77042
                  (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)


                                713/954-3000
            (REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE)


================================================================================

ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS

          In February 1998, the Company agreed to acquire all of the outstanding capital stock of Sea Mar, Inc. ("Sea Mar") from Al A. Gonsoulin and Gonsoulin Enterprises, Inc. for a purchase price estimated to be $110.4 million, consisting of approximately $76.1 million in cash (including an estimated $14.7 million in closing adjustments) and 1,538,462 common shares of Pool Energy Services Co. ("the Company") (approximate value of $34 million as of February 10, 1998). In addition, the Company has agreed to pay additional cash consideration contingent upon Sea Mar exceeding certain earnings before interest, taxes, depreciation and amortization and minority interest ("EBITDA") targets for the fiscal years ending December 31, 1998 and 1999 of $25 million and $35 million, respectively. The additional consideration for each year will be equal to the amount by which EBITDA exceeds the EBITDA target for the applicable year, up to a maximum of $10 million in each year. The purchase price was derived from an arms-length negotiation using projected and historical EBITDA. Immediately after the closing of the Sea Mar acquisition, which is expected to occur on or about March 31, 1998, the Company intends to repay Sea Mar's existing debt of approximately $17.1 million. The Company expects to finance the acquisition with funds from its line of credit with its senior lenders or through a private placement of the Company's debt securities.

         Sea Mar is a privately-owned operator of offshore support vessels in the Gulf of Mexico. Sea Mar's services include the marine transportation of drilling materials, supplies and crews for offshore rig operations and support for other offshore facilities. Sea Mar also provides offshore logistical support to drilling and workover operations, pipelaying and other construction, production platforms and geophysical operations. Sea Mar's existing fleet consists of 24 support vessels, including one anchor handling/tug supply vessel (200 feet), 14 supply vessels (between 166 and 220 feet), seven mini-supply vessels (between 130 and 150 feet) and two research vessels. Except for three smaller vessels, Sea Mar, within the past five years, completed an extensive refurbishment and upgrade program to its existing fleet, which extended the estimated remaining useful lives of each of the vessels to approximately 15 years. In addition, during 1997 a contract was entered into with a marine shipbuilder for the construction of ten additional vessels at an aggregate cost of $86.8 million, net of deposits. These new vessels are scheduled to be delivered between late 1998 and early 2000. For the year ended December 31, 1997, Sea Mar had revenues of $45.8 million and EBITDA of $28.4 million before charges of $4.1 million. Such charges were for expenditures related to a guarantee no longer in place and supplemental compensation to Al A. Gonsoulin, Sea Mar's Chief Executive Officer.

ITEM 5.  OTHER EVENTS

         Subsequent to the execution of the Sea Mar purchase agreement described in Item 2, Sea Mar was notified by Rowan Companies, Inc. ("Rowan") that it was repudiating and terminating charter agreements with Sea Mar for the use of four vessels that Sea Mar presently has under construction. Sea Mar and Mr. Gonsoulin have sued Rowan seeking specific performance and any damages that may result from wrongful breach of the charter agreements. Rowan subsequently also filed suit seeking a declaration that the charter agreements are void. Regardless of the outcome of this matter, the Company is confident that this development will not have a material adverse impact on the Company.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

         (a)     FINANCIAL STATEMENTS OF BUSINESS ACQUIRED

                 Financial Statements of Sea Mar, Inc. and Subsidiaries filed as part of this report:

                 Audited Financial Statements:

                          Report of Independent Public Accountants
                          Consolidated Balance Sheets at December 31, 1997 and December 31, 1996
                          Consolidated Statements of Operations for the Years Ended December 31, 1997 and December 31, 1996 Consolidated Statements of Shareholder's Investment for the Years Ended December 31, 1997 and December 31, 1996
                          Consolidated Statements of Cash Flows for the Years Ended December 31, 1997 and December 31, 1996
                          Notes to Consolidated Financial Statements

         (b)     PRO FORMA FINANCIAL INFORMATION

                 Unaudited Pro Forma Condensed Consolidated Financial Data of Pool Energy Services Co. filed as part of this report:

                          Unaudited Pro Forma Condensed Consolidated Financial Data
                          Unaudited Pro Forma Condensed Balance Sheet as of December 31, 1997
                          Unaudited Pro Forma Condensed Statement of
                          Consolidated Operations for the Year Ended December 31, 1997
                          Notes to Unaudited Pro Forma Condensed Financial Data


         (c)     EXHIBITS

                 The following exhibits are filed herewith:

                 Exhibit No.                                 Description
                 -----------  ------------------------------------------------------------------------------------------
                   10.1           Stock Purchase Agreement dated February 10, 1998 by and among Al A. Gonsoulin,
                                  Gonsoulin Enterprises, Inc., Sea Mar, Inc., Pool Company, and Pool Energy Services Co.

                   10.2           Vessel Construction Contract dated August 1, 1997 between Sea Mar Equipment, Inc. and
                                  Halter Marine, Inc.

                   10.3           List of Omitted Schedules

             Except for Schedule 3.1(b), the schedules to the Stock Purchase Agreement (Exhibit 10.1) (which are listed in Exhibit 10.3 hereof) have been omitted. The Company hereby agrees to furnish supplementally to the Commission upon request copies of any such omitted schedules.

                              Financial Statements

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholder
of Sea Mar, Inc.:

We have audited the accompanying consolidated financial statements of Sea Mar, Inc. (a Louisiana corporation) and subsidiaries (the "Company") as of December 31, 1997 and 1996, and the related statements of operations, shareholder's investment and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sea Mar, Inc. and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

New Orleans, Louisiana
February 13, 1998

                         SEA MAR, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1997 AND 1996

                                     ASSETS

                                                                 1997          1996
                                                              -----------   -----------
Current Assets:
  Cash......................................................  $ 2,840,498   $ 4,553,321
  Accounts receivable.......................................    8,153,713     5,264,381
  Prepaid insurance and other receivables...................      415,701       230,101
  Due from related parties..................................           --        56,862
                                                              -----------   -----------
          Total current assets..............................   11,409,912    10,104,665
                                                              -----------   -----------
Property And Equipment, at cost:
  Vessels...................................................   39,327,624    30,063,697
  Building, land and leasehold improvements.................       67,677        67,677
  Furniture and fixtures....................................      220,518       184,696
  Vehicles..................................................      344,256       317,402
                                                              -----------   -----------
                                                               39,960,075    30,633,472
  Accumulated depreciation..................................    8,471,925     6,540,240
                                                              -----------   -----------

          Net property and equipment........................   31,488,150    24,093,232
                                                              -----------   -----------
Vessel Deposits.............................................    8,275,000            --
Deferred Drydock Costs, net of accumulated amortization of
  $4,601,967 and $2,521,530 in 1997 and 1996,
  respectively..............................................    3,806,083     2,739,385
Deferred Tax Asset..........................................           --       309,138
                                                              -----------   -----------
          Total assets......................................  $54,979,145   $37,246,420
                                                              ===========   ===========
                       LIABILITIES AND SHAREHOLDER'S INVESTMENT
Current Liabilities:
  Current portion of long-term debt.........................  $ 2,857,143   $ 2,857,143
  Accounts payable..........................................    5,999,217     1,216,634
  Accrued bonuses...........................................    1,088,813       534,988
  Accrued liabilities.......................................      423,259       453,199
  Due to related parties....................................       26,681            --
                                                              -----------   -----------
          Total current liabilities.........................   10,395,113     5,061,964
                                                              -----------   -----------
Long-term Debt, net of current portion......................   14,285,714    17,142,857
Deferred Tax Liability......................................    7,293,859     5,760,497
Commitments.................................................           --            --
Shareholder's Investment:
  Class A common stock, no par value, 100 shares authorized,
     issued and outstanding.................................       38,000        38,000
  Class B common stock, no par value, 60 shares authorized,
     no shares issued or outstanding........................           --            --
  Retained earnings.........................................   22,966,459     9,243,102
                                                              -----------   -----------
          Total shareholder's investment....................   23,004,459     9,281,102
                                                              -----------   -----------

          Total liabilities and shareholder's investment....  $54,979,145   $37,246,420
                                                              ===========   ===========

   The accompanying notes are an integral part of these financial statements.

                         SEA MAR, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

                                                                 1997           1996
                                                              -----------    -----------
Operating Revenues:
  Vessel operations.........................................  $45,814,000    $27,600,585
  Gain on sale of equipment.................................           --         24,768
                                                              -----------    -----------
                                                               45,814,000     27,625,353
                                                              -----------    -----------
Costs and Expenses:
  Vessel operating costs....................................   15,111,594     11,865,751
  Depreciation..............................................    1,931,685      1,484,784
  General and administrative................................    6,836,540      2,691,467
                                                              -----------    -----------
                                                               23,879,819     16,042,002
                                                              -----------    -----------
Operating Income............................................   21,934,181     11,583,351
Other Income (Expense):
  Interest expense..........................................   (1,436,601)    (1,380,643)
  Interest income...........................................      265,512         70,478
  Other.....................................................      126,228         31,608
                                                              -----------    -----------
                                                               (1,044,861)    (1,278,557)
                                                              -----------    -----------
Income Before Provision For Income Taxes....................   20,889,320     10,304,794
Provision For Income Taxes..................................    7,165,963      3,606,678
                                                              -----------    -----------
Net Income..................................................  $13,723,357    $ 6,698,116
                                                              ===========    ===========

   The accompanying notes are an integral part of these financial statements.

                         SEA MAR, INC. AND SUBSIDIARIES

              CONSOLIDATED STATEMENTS OF SHAREHOLDER'S INVESTMENT
                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

                                        CLASS A              CLASS C
                                      COMMON STOCK       PREFERRED STOCK
                                    ----------------   --------------------    RETAINED
                                    SHARES   AMOUNT    SHARES     AMOUNT       EARNINGS        TOTAL
                                    ------   -------   ------   -----------   -----------   -----------
Balance -- December 31, 1995......   100     $38,000     100    $ 1,484,000   $ 2,544,986   $ 4,066,986
Preferred Stock repurchase........    --          --    (100)    (1,484,000)           --    (1,484,000)
Net income........................    --          --      --             --     6,698,116     6,698,116
                                     ---     -------   -----    -----------   -----------   -----------
Balance -- December 31, 1996......   100      38,000      --             --     9,243,102     9,281,102
Net income........................    --          --      --             --    13,723,357    13,723,357
                                     ---     -------   -----    -----------   -----------   -----------
Balance -- December 31, 1997......   100     $38,000      --    $        --   $22,966,459   $23,004,459
                                     ===     =======   =====    ===========   ===========   ===========

   The accompanying notes are an integral part of these financial statements.

                         SEA MAR, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

                                                                  1997            1996
                                                              ------------    ------------
Cash Flows From Operating Activities:
  Net income................................................  $ 13,723,357    $  6,698,116
  Adjustments to reconcile net income to net cash provided
     by operating activities --
     Depreciation...........................................     1,931,685       1,484,784
     Amortization of deferred drydock costs.................     2,080,437       1,725,675
     Provision for deferred income taxes....................     1,842,500       3,046,678
     Gain on sale of assets.................................            --         (24,768)
  Decrease (increase) in current assets --
     Accounts receivable....................................    (2,889,332)     (1,980,374)
     Prepaid insurance and insurance claims receivable......      (185,600)        (83,626)
     Due from related parties...............................        56,862          69,592
  Increase (decrease) in current liabilities --
     Accounts payable.......................................     4,782,583        (187,061)
     Accrued liabilities and bonuses........................       523,885        (332,964)
     Due to related parties.................................        26,681              --
                                                              ------------    ------------
          Net cash provided by operating activities.........    21,893,058      10,416,052
                                                              ------------    ------------

Cash Flows From Investing Activities:
  Capital expenditures......................................    (9,326,603)    (11,436,225)
  Vessel deposits...........................................    (8,275,000)             --
  Expenditures for drydock costs............................    (3,147,135)     (2,691,920)
  Proceeds from sale of assets to related party.............            --         175,000
                                                              ------------    ------------
          Net cash used in investing activities.............   (20,748,738)    (13,953,145)
                                                              ------------    ------------

Cash Flows From Financing Activities:
  Proceeds from borrowing...................................            --      39,400,000
  Retirements of debt.......................................            --     (28,740,476)
  Payments on long-term debt................................    (2,857,143)     (1,992,857)
  Retirement of preferred stock.............................            --      (1,484,000)
                                                              ------------    ------------
          Net cash provided by (used in) financing
            activities......................................    (2,857,143)      7,182,667
                                                              ------------    ------------
Net Increase (Decrease) In Cash.............................    (1,712,823)      3,645,574
Cash -- Beginning Of Period.................................     4,553,321         907,747
                                                              ------------    ------------
Cash -- End Of Period.......................................  $  2,840,498    $  4,553,321
                                                              ============    ============

Supplemental Disclosures:
  Interest paid.............................................  $  1,467,091    $  1,698,070
                                                              ============    ============
  Income taxes paid.........................................  $  5,341,620    $    560,000
                                                              ============    ============

   The accompanying notes are an integral part of these financial statements.

                         SEA MAR, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. NATURE OF OPERATIONS AND ACCOUNTING POLICIES

     Sea Mar, Inc. ("Sea Mar") was formed in 1990 as a Louisiana corporation and began operations by issuing 40 shares of Class A common stock in exchange for the stock of the previous Sea Mar, Inc., a company with related ownership. Effective January 1, 1997, Sea Mar Personnel, Inc. and Sea Mar Operators, Inc., previously wholly owned subsidiaries of Sea Mar, were merged into Sea Mar, Inc. The merger was accounted for as a reorganization similar to a pooling of interests. The accompanying consolidated financial statements include the accounts of Sea Mar and its wholly owned subsidiary, Sea Mar Management, Inc. (collectively the "Company"). All significant intercompany balances and transactions have been eliminated in consolidation.

     The Company provides vessel support services to major and independent oil and gas exploration and development companies, drilling contractors, geophysical companies, construction companies and well stimulation and cementing companies operating offshore. Such services are provided on a time charter basis utilizing a fleet of vessels owned and/or managed by the Company. Typically, revenues are earned based on a charge per day of service provided and are recorded for each day worked. At December 31, 1997, the Company was providing these services only in the Gulf of Mexico. However, in the past the Company has provided these services on a worldwide basis and expects to operate in foreign waters in the future.

  Accounts Receivable

     Customers are primarily major and large independent oil and gas exploration and production companies. The Company's customers are granted credit on a short-term basis and related credit risks are considered minimal. No allowance has been provided by doubtful accounts at December 31, 1997 or 1996.

  Revenue Recognition

     The Company earns revenue from time charters of vessels to customers based upon daily rates of hire. Rates of hire earned under time charters vary in proportion to the operating expenses incurred in conjunction with each type of charter. Typically, under time charter arrangements, the vessels' operating expenses are the responsibility of the Company.

  Property and Equipment

     Property and equipment is recorded at cost. Maintenance and minor replacements are charged to operations as incurred; major replacements and betterment's are capitalized. The costs of assets sold, retired or otherwise disposed of are removed from the accounts at the time of disposition, and any associated gain or loss is reflected in operations for the period.

     For financial reporting purposes, depreciation is provided on a straight-line basis (with salvage values of 10% for vessels) over the estimated useful lives of the assets as follows:

                                                         ESTIMATED
                   CLASSIFICATION                      USEFUL LIVES
                   --------------                      -------------

Vessels (from date of construction).................. 15 to 25 years
Buildings and leasehold improvements.................       31 years
Vehicles.............................................   3 to 7 years
Furniture and fixtures...............................        7 years

  Reclassifications

     Certain reclassifications of prior year amounts have been made to conform with the current year presentation.

                         SEA MAR, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

  Income Taxes

     The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). SFAS 109 is an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns. In estimating future tax consequences, SFAS 109 generally considers all expected future events other than enactments of changes in the tax law or rates.

  Estimates and Assumptions

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Deferred Drydock Costs

     The Company periodically incurs drydock costs in conjunction with marine inspections. These drydock costs are capitalized and amortized on a straight-line basis over a period not to exceed 30 months.

2. LONG-TERM DEBT

     In January 1996, the Company refinanced its outstanding long-term debt of $11,166,667, with a $15,000,000 secured term loan ("Secured Term Loan I"). The proceeds were used to retire the previous credit facility, provide additional working capital and $2,600,000 was used toward the purchase of an additional vessel. Between January, 1996 and August, 1996, the Secured Term Loan I was increased from $15,000,000 to $19,400,000 and additional draws of up to maximum available were made with the proceeds used to purchase vessels.

     In December 1996, the Company renegotiated and refinanced its Secured Term Loan I with a new credit facility ("Credit Facility") in the amount of $40,000,000. Of the $40,000,000 Credit Facility, $20,000,000 is characterized as a secured term loan ("Secured Term Loan II") and $20,000,000 is characterized as a capital expenditure loan ("Capital Expenditure Loan"). All of the $20,000,000 available under the Secured Term Loan II was drawn in December 1996 with the proceeds used to repay the borrowings under Secured Term Loan I and for additional working capital. The Secured Term Loan II bears interest, at the Company's option, of either 1.85% over LIBOR or the annual rate of a seven-year United States Treasury Note plus 1.85%. It is due in monthly installments of $238,095 plus interest for fifty-nine consecutive months with a final balloon payment in December 2001.

     At December 31, 1997 and 1996, the Company had no debt outstanding under its Capital Expenditure Loan. The Capital Expenditure Loan may be used for vessel acquisition or construction and general working capital. The terms of the Capital Expenditure Loan provide for interest, at the Company's option, of either 2.00% over LIBOR or the annual rate of a seven-year United States Treasury Note plus 2.00%. Payment terms under the Capital Expenditure Loan provide that only interest is payable through June 30, 1998, with monthly installments of principal beginning July 31, 1998 and a final balloon payment due on June 30, 2003.

     The Credit Facility imposes restrictions on the payment of dividends.

                         SEA MAR, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     Long-term debt at December 31, 1997 and 1996 consisted of the following:

                                                                1997          1996
                                                             -----------   -----------
Notes payable under Secured Term Loan II; due in monthly
  installments of $238,095 into 2001; interest at LIBOR
  plus 1.85% (7.66% and 7.64% at December 31, 1997 and
  1996, respectively): secured by vessels and corporate
  guarantees (22 vessels with an approximate book value of
  $26,800,000 and $23,700,000 at December 31, 1997 and
  1996, respectively)......................................  $17,142,857   $20,000,000
Less current portion.......................................   (2,857,143)   (2,857,143)
                                                             -----------   -----------
                                                             $14,285,714   $17,142,857
                                                             ===========   ===========

     Following is a summary of scheduled debt payments under the Secured Term Loan II.

1998...................................  $ 2,857,143
1999...................................    2,857,143
2000...................................    2,857,143
2001...................................    8,571,428
2002...................................           --
                                         -----------
                                         $17,142,857
                                         ===========

     The Company believes that the recorded value of long-term debt approximates fair market value at December 31, 1997.

3. INCOME TAXES

     The provision for income taxes for the years ended December 31, 1997 and 1996 consists of the following:

                                                         1997        1996
                                                      ----------  -----------
Current.............................................  $5,323,463  $   560,000
Deferred............................................   1,842,500    3,046,678
Net Operating Loss Utilization......................          --   (2,011,643)
                                                      ----------  -----------
                                                      $7,165,963  $ 1,595,035
                                                      ==========  ===========

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of the assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The components of the net deferred tax liability at December 31, 1997 and 1996 are as follows:

                                                         1997          1996
                                                      ----------    ----------
Deferred tax asset:
  AMT credit carryforward...........................  $       --    $  309,138
                                                      ----------    ----------
  Total deferred tax asset..........................          --       309,138
                                                      ----------    ----------
Deferred tax liabilities:
  Tax over book depreciation........................  $5,940,434    $4,780,416
  Drydock expenses over book amortization...........   1,322,466       949,122
  Other.............................................      30,959        30,959
                                                      ----------    ----------
  Total deferred tax liability......................   7,293,859     5,760,497
                                                      ----------    ----------
  Net deferred tax liability........................  $7,293,859    $5,451,359
                                                      ==========    ==========

                         SEA MAR, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     A reconciliation of differences between the statutory U.S. federal income tax rate and the Company's effective tax rate is as follows:

                                                             1997       1996
                                                            ------     ------
U.S. federal statutory income tax rate....................   34.52%     34.00%
Other.....................................................   (0.22)      1.00
                                                            ------     ------
                                                             34.30%     35.00%
                                                            ======     ======

4. RELATED-PARTY TRANSACTIONS

     As of December 31, 1997 and 1996, the Company had receivables of $0 and $53,708, respectively, from its shareholder. Additionally, as of December 31, 1997 and 1996, the Company had receivables (payables) of ($26,681) and $3,154, respectively, from (to) affiliated companies owned by its shareholder. The Company also paid $2,400,000 to an affiliated company for guaranty fees during the year ended December 31, 1997, which is reflected in general and administrative expenses in the Company's statements of operations.

     Beginning January, 1997, the Company is leasing a new office warehouse complex from an affiliate. The lease is classified as an operating lease and provides for minimum annual rentals of $156,000 through 2001.

     During January 1996, the Company purchased a 175-foot vessel from an affiliated company in exchange for two 102-foot vessels, $500,000 cash and $47,508 of costs which were receivable from the affiliate. Also, in 1997 the Company acquired two vessels from an affiliated company for $3,000,000.

     On August 29, 1996, the Board of Directors authorized the Company to redeem the outstanding 100 shares of preferred stock from its primary stockholder.

     In December 1996, the Company sold to an affiliate, a warehouse building and land for the appraised value of $175,000.

5. LEASES

     The Company leases various office equipment, auto and real property under operating leases expiring in various years through 2001.

     Minimum future rental payments, including related party leases discussed in Footnote 5, under noncancelable operating leases having terms in excess of one year as of December 31, 1997, for each of the next five years and in aggregate are:

1998......................................  $229,013
1999......................................   219,954
2000......................................   180,345
2001......................................   159,667
2002......................................        --
                                            --------
                                            $788,979
                                            ========

6. PROFIT SHARING

     For the year beginning January 1, 1996, the Company began a Profit Sharing 401(k) Plan. The Plan is intended to be a retirement plan qualified under Internal Revenue Code 401(d). Employer contributions are discretionary with $316,545 being contributed for 1997 and $0 for 1996.

                         SEA MAR, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7. CONCENTRATION OF CREDIT RISK

     During 1997, the Company provided services to two customers, which accounted for approximately 22%, or $10,100,000, of 1997 revenues. Under current market conditions, the Company does not believe that the loss of one or more of these customers would have a material adverse effect on operating results since the Company's vessel are capable of providing a wide variety of services to other customers. The Company grants its customers credit only on a short-term basis after investigation of credit worthiness. Therefore, even though virtually all the Company's accounts receivable are from companies in the oil and gas industry, exposure from the related credit risks are considered insignificant. During 1996, the Company provided services to three customers, which accounted for approximately 42%, or $11,600,000, of 1996 revenues.

8. PREFERRED STOCK

     In July 1994, the Company issued 100 shares, no par value, Class C Preferred Stock in connection with the reorganization of the Company and the refinancing of the Company's credit facility. Dividends on the preferred stock were restricted as provided by the terms of the Company's credit facility. The preferred stock was redeemable at the option of the shareholder contingent upon the Company satisfying certain financial requirements as also provided by the Company's credit facility. The preferred shares were redeemed by the Company during 1996 for $1,484,000.

9. SUBSEQUENT EVENT

     On February 10, 1998, the Company signed a Stock Purchase Agreement (the "Agreement") to sell its outstanding stock to Pool Energy Services Co. (the "Buyer"). The Agreement provides for the exchange of cash and common stock in the Buyer for all of the Company's outstanding Class A common stock.

     On February 10, 1998, the Company signed an Assignment of Rights Under Vessel Construction Contract with Sea Mar Equipment, Inc. ("Equipment"), owned 100% by the current shareholder of the Company, to assign all rights and obligations under a vessel construction contract dated August 1, 1997 between Equipment and a shipyard in exchange for $10,000,000 to be paid in cash or a one year promissory note. During 1997, the Company advanced $8,275,000 to Equipment related to Equipment's vessel construction contract. This advance has been classified as Vessel Deposits in the accompanying balance sheet. The vessel construction contract provides for the construction and delivery of ten supply and anchor-handling/tug supply vessels. Pursuant to the Agreement discussed above, the Buyer shall fund the Company with either the required $10,000,000 or a promissory note payable in one year, bearing interest at 7.5%. The proceeds will be used to repay the advance made during 1997 to Equipment. Total estimated costs remaining under the vessel construction contract is approximately $87,000,000.

           UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

      The following presents summary unaudited combined condensed pro forma financial data of the Company and Sea Mar. The accompanying unaudited pro forma condensed statement of consolidated operations for the year ended December 31, 1997 was prepared assuming that the Sea Mar Acquisition was completed as of January 1, 1997. The unaudited pro forma condensed statement of consolidated operations is based upon (i) the historical statement of consolidated operations of the Company for the year ended December 31, 1997 and (ii) the historical consolidated statement of operations of Sea Mar for the year ended December 31, 1997. The unaudited pro forma combined balance sheet has been prepared assuming that the Sea Mar Acquisition was completed on December 31, 1997. The Unaudited Pro Forma Consolidated Financial Data and the Notes thereto should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the historical financial statements of the Company including notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 1997 and the historical financial statements of Sea Mar including notes thereto included elsewhere herein.

     The pro forma adjustments are based upon available information and upon certain assumptions and estimates described in the Notes to the Unaudited Pro Forma Condensed Financial Data. A final determination of required purchase accounting adjustments, including the allocation of the purchase price to the assets acquired and liabilities assumed based on their respective fair values, has not yet been made. Accordingly, the purchase accounting adjustments reflected in the pro forma information are preliminary and have been made solely for purposes of developing such information. The Company's management believes, however, that the pro forma adjustments and the underlying assumptions and estimates reasonably present the significant effects of the transactions reflected thereby and that any subsequent changes in the underlying assumptions and estimates will not materially affect the pro forma financial statements. The pro forma financial statements do not purport to represent what the Company's financial position or results of operations actually would have been had such transaction occurred on the dates indicated or to project the Company's financial position or results of operations for any future date or period. Furthermore, the unaudited pro forma financial statements do not reflect changes that may occur as the result of post-combination activities and other matters including, but not limited to, the ultimate contingent consideration that may be paid (up to a maximum of $20 million) if Sea Mar operations exceed certain EBITDA targets for fiscal years ending December 31, 1998 and 1999. See Note (i) to the unaudited pro forma financial statements.

                            POOL ENERGY SERVICES CO.

                  UNAUDITED PRO FORMA CONDENSED BALANCE SHEET
                               DECEMBER 31, 1997
                                 (IN THOUSANDS)

                                                HISTORICAL
                                       ----------------------------
                                       POOL ENERGY
                                       SERVICES CO.   SEA MAR, INC.    FINANCING       PRO FORMA         PRO FORMA
                                         12/31/97       12/31/97      ADJUSTMENTS    ADJUSTMENTS       AS ADJUSTED
                                       ------------   -------------   -----------    -----------       -----------
Current Assets:
  Cash and cash equivalents..........    $ 18,993        $ 2,840       $145,000(d)    $(145,043)(b)     $ 21,790
  Restricted cash....................          10                                                             10
  Accounts and notes receivable......      89,943          8,154                                          98,097
  Other receivables..................       5,705            416                                           6,121
  Accounts receivable from
    affiliates.......................       1,635                                                          1,635
  Inventories........................      19,500                                                         19,500
  Deferred income tax asset..........       8,594                                           326 (a)        8,920
  Other current assets...............       8,295                           500(d)          100 (a)        8,895
                                         --------        -------       --------       ---------         --------
         Total current assets........     152,675         11,410        145,500        (144,617)         164,968
                                         --------        -------       --------       ---------         --------
Property, Plant and
  Equipment -- Net...................     259,793         31,488                         82,815 (a)      374,096
Vessel Deposits......................                      8,275                          1,725 (a)       10,000
Investment in and Noncurrent
  Receivables from Unconsolidated
  Affiliates.........................      20,515                                                         20,515
Goodwill, net........................      42,395                                        33,518 (c)(i)    75,913
Noncurrent Receivables and Other
  Assets.............................       3,817          3,806          4,500(d)          400 (a)       12,523
                                         --------        -------       --------       ---------         --------
         Total.......................    $479,195        $54,979       $150,000       $ (26,159)        $658,015
                                         ========        =======       ========       =========         ========
Current Liabilities:
  Current portion of long-term
    debt.............................    $  1,025        $ 2,857       $              $  (2,857)(b)     $  1,025
  Trade accounts payable.............      38,217          5,999                                          44,216
  Accounts payable to affiliate......       3,088             27                                           3,115
  Accrued liabilities................      44,644          1,512                                          46,156
  Accrued taxes......................       6,631                                           300 (a)        6,931
                                         --------        -------       --------       ---------         --------
         Total current liabilities...      93,605         10,395             --          (2,557)         101,443
                                         --------        -------       --------       ---------         --------
Long-Term Debt.......................      79,322         14,286                        (66,086)(b)       27,522
Debt securities......................                                   150,000(d)                       150,000
Deferred Income Taxes................      21,575          7,294                         31,161 (a)       60,030
Other Liabilities....................      46,995                                                         46,995
Minority Interest....................       3,960                                                          3,960
Shareholders' Equity:
                                                                                            (38)(a)
  Common stock.......................     196,532             38                         34,327 (c)      230,859
  Retained earnings..................      38,229         22,966                        (22,966)(a)       38,229
  Unearned compensation -- restricted
    stock............................        (701)                                                          (701)
  Cumulative foreign currency
    translation adjustments..........        (322)                                                          (322)
                                         --------        -------       --------       ---------         --------
         Total shareholders'
           equity....................     233,738         23,004             --          11,323          268,065
                                         --------        -------       --------       ---------         --------
         Total.......................    $479,195        $54,979       $150,000       $ (26,159)        $658,015
                                         ========        =======       ========       =========         ========

                            POOL ENERGY SERVICES CO.

       UNAUDITED PRO FORMA CONDENSED STATEMENT OF CONSOLIDATED OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                                 (IN THOUSANDS)

                                                           HISTORICAL
                                             ---------------------------------------
                                             POOL ENERGY                                PRO FORMA      PRO FORMA
                                             SERVICES CO.   SEA MAR, INC.   COMBINED   ADJUSTMENTS    AS ADJUSTED
                                             ------------   -------------   --------   -----------    ------------
Revenues...................................    $451,922        $45,814     $497,736    $               $497,736
Earnings Attributable to Unconsolidated
  Affiliates...............................       3,080             --        3,080                        3,080
                                               --------        -------     --------                     --------
         Total.............................     455,002         45,814      500,816                      500,816
                                               --------        -------     --------                     --------
Costs and Expenses:
  Operating expenses.......................     334,592         15,111      349,703                      349,703
  Selling, general and administrative
    expenses...............................      53,343          6,837       60,180       (4,100)(e)      56,080
  Depreciation and amortization............      25,022          1,932       26,954        8,133 (f)(i)   35,087
  Acquisition related costs................          77             --           77                           77
                                               --------        -------     --------     --------        --------
         Total.............................     413,034         23,880      436,914        4,033         440,947
                                               --------        -------     --------     --------        --------
Other Income (Expense) -- Net..............       4,617            392        5,009                        5,009
Interest Expense...........................       4,288          1,437        5,725       10,149(g)       15,874
                                               --------        -------     --------     --------        --------
Income Before Income Taxes and Minority
  Interest.................................      42,297         20,889       63,186      (14,182)         49,004
Income Tax Provision.......................      15,706          7,166       22,872       (4,204)(h)      18,668
Minority Interest in Loss of Consolidated
  Subsidiary...............................         (87)            --          (87)                         (87)
                                               --------        -------     --------     --------        --------
         Net Income........................    $ 26,678        $13,723     $ 40,401     $ (9,978)       $ 30,423
                                               ========        =======     ========     ========        ========

             NOTES TO UNAUDITED PRO FORMA CONDENSED FINANCIAL DATA
                                 (IN THOUSANDS)

     (a) Changes in net asset values as a result of fair value
         allocations:
           Property, plant and equipment -- net..................  $  82,815
           Vessel deposits.......................................      1,725
           Noncompete agreement (5-year).........................        500
           Deferred income tax asset.............................        326
           Accrued taxes.........................................       (300)
           Deferred income tax liability.........................    (31,161)
                                                                   ---------
                                                                      53,905
                                                                   ---------
         Historical net asset values acquired:
           Capital stock.........................................         38
           Retained earnings.....................................     22,966
                                                                   ---------
                                                                      23,004
                                                                   ---------
         Fair value allocated to net assets acquired.............  $  76,909
                                                                   =========
     (b) The pro forma adjustment to cash and cash equivalents
         results from the following:
         Repayment of the existing debt of Sea Mar concurrent
          with the consummation of the acquisition ($17.1 million
          outstanding at December 31, 1997, which bears interest
          at a floating rate which was 7.66% at December 31,
          1997 and has a maturity date of December 2001).........  $ (17,143)
         Repayments on the Company's line of credit..............    (51,800)
                                                                   ---------
           Total debt repayments.................................    (68,943)
                                                                   ---------
         Estimated cash consideration for the acquisition
          (see note (c)).........................................    (76,100)
                                                                   ---------
           Total pro forma decrease in cash and cash
            equivalents..........................................  $(145,043)
                                                                   =========

     (c) Estimated cash consideration (includes $10 million
         related to the assignment of the rights under the vessel
         construction contract)..................................  $  60,000
         Estimated post-closing purchase price adjustments.......     14,700
         Estimated acquisition related costs.....................      1,400
                                                                   ---------
           Total estimated cash consideration for the
            acquisition..........................................     76,100
                                                                   ---------
         Value of the common stock consideration (1,538,462
          shares of the Company's common stock with an estimated
          value of $22 5/16).....................................     34,327
                                                                   ---------
           Total estimated purchase price for the
            acquisition..........................................    110,427
                                                                   ---------
         Fair value allocated to net assets acquired (see note
          (a))...................................................     76,909
                                                                   ---------
         Goodwill................................................  $  33,518
                                                                   =========

     (d) Net cash proceeds of the financing for the acquisition are calculated using the following assumptions:
         Proceeds................................................  $ 150,000
         Less cash used for debt issuance costs..................      5,000
                                                                   ---------
         Net cash proceeds.......................................  $ 145,000
                                                                   =========
     (e) Reflects elimination of historical nonrecurring charges of $4.1 million. Such charges were for expenditures
         related to a guarantee no longer in place as a result of
         the acquisition and supplemental compensation to
         the chief executive officer of Sea Mar (which will not
         be recurring as a result of a new employment agreement
         related to the acquisition).

     (f) Reflects additional depreciation expense using a weighted average estimated remaining depreciable life of 12 years ($6,692,000), amortization of goodwill using a 25 year amortization period ($1,341,000) and amortization of a 5-year noncompete agreement
         ($100,000).

     (g) Reflects estimated increase in expense resulting from the financing for the acquisition at an assumed interest rate of 8 1/4% and amortization of the related debt issuance costs over ten years, offset by a decrease in interest expense from the debt repayments described in note(b) above. A 1/8% change in the interest rate on the Notes would change 1997 pro forma interest expense by $0.2 million.

     (h) Reflects estimated income taxes for Sea Mar and the pro forma adjustments, using a combined federal and state rate of 36.8%.

     (i) Total estimated purchase price for the acquisition does not include any of the additional maximum $20 million cash consideration that is contingent upon Sea Mar exceeding certain EBITDA targets for the fiscal years ending
         December 31, 1998 and 1999 of $25 million and $35 million, respectively. The additional purchase consideration for each year will be equal to the amount by which EBITDA exceeds the EBITDA target for the applicable year up to a maximum of $10 million in each year. The additional purchase consideration, if any, will be reflected as additional goodwill. Pro forma annual goodwill amortization for the acquisition as shown in note (f) would increase $0.2 million for each $5.0 million of additional purchase consideration.

                                  SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                          POOL ENERGY SERVICES CO.

Date:  March 11, 1998                     By:   /s/ E. J. Spillard
                                                ------------------------------
                                                E. J. Spillard
                                                Senior Vice President, Finance

                                 EXHIBIT INDEX


Exhibit No.                                Description
-----------                                -----------

    10.1 Stock Purchase Agreement dated February 10, 1998 by and among Al A. Gonsoulin, Gonsoulin Enterprises, Inc., Sea Mar, Inc., Pool Company and Pool Energy
               Services Co.

    10.2 Vessel Construction Contract dated August 1, 1997 between Sea Mar Equipment, Inc. and Halter Marine, Inc.


    10.3       List of Omitted Schedules